Prospectus Supplement                          Filed Pursuant to Rule
                                                424(b)(3) and relates to
                                                Registration Statement
                                                No. 333-31647 on Form
                                                S-3 filed on July 18, 1997
                                                and the Prospectus, dated
                                                as of July 18, 1997

                                 931,716 Shares

                         LEGGETT & PLATT, INCORPORATED
                                  Common Stock
       (and Preferred Stock Purchase Rights attached to the Common Stock)


This Prospectus Supplement is being filed pursuant to Rule 424(b)(3) of the Securities and Exchange Commission and supplements the Prospectus included in Registration Statement No. 333-31647 on Form S-3
filed on July 18, 1997.   Information has been added to supplement
the information under the caption "Selling Shareholders" in that William H. Martin, as donor, gifted 460 shares to Joyce Melanie Jones, as donee, gifted 460 shares to Allison Linette Jones, as donee, gifted
460 shares to Jason Matthew Jones, as donee, gifted 460 shares to Denise Nanian Boghigian, as custodian for Brett Adam Boghigian, as donee, and gifted 460 shares to Denise Nanian Boghigian, as custodian for Todd Harrison Boghigian, as donee. Also, the Prospectus has been supplemented in that Robert S. Martin, as donor, gifted 460 shares to Jason Matthew Jones, as donee, gifted 460 shares to Joyce Melanie Jones, as donee, and gifted 460 shares to Allison Linette JOnes, as donee. Dieter B. Morlock, as donor, gifted 226,814 shares to Ann M. Morlock, as donee. The Prospectus, dated July 18, 1997, specifically includes pledgees, donees, and distributees of the Selling Shareholders. Following is the list of Selling Shareholders including the number of shares of the Common Stock beneficially owned by each Selling Shareholder as of July 16, 1997 but supplemented with the above referenced gifts, and the number of shares of the Common Stock being offered for the account of each Selling Shareholder pursuant to this Prospectus Supplement.


                           Shares                                      Shares to Be Owned
Name of                    Beneficially Owned        Shares Offered    After Completion of
Selling Shareholders       Prior to Offering         Hereby            This Offering

Robert S. Martin            243,002                    122,172         120,830

William S. Ricci              2,722                      2,722               0

Dieter B. Morlock           285,159                    133,770         151,389

Ann M. Morlock              226,814                    125,312         101,502

William H. Martin           360,018                    179,779         180,239

Robert Stephen Martin,
as Custodian for
Laura Jean Martin             3,769                      3,769               0

Robert Stephen Martin,
as Custodian for
Melissa Ashley Martin         1,884                      1,884               0

Robert Stephen Martin,
as Custodian for
Ryan Stephen Martin           3,769                      3,769               0

Robert Stephen Martin,
as Custodian for
Andrea Martin                 1,884                      1,884               0

Joyce Melanie Jones           2,804                      2,804               0

Joyce Melanie Jones,
as Custodian for
Jason Matthew Jones           1,884                      1,884               0

Jason Matthew Jones             920                        920               0

Allison Linette Jones            920                        920               0

Joyce Melanie Jones,
as Custodian for
Allison Linette Jones         1,884                      1,884               0

William Henry Martin,
as Custodian for
Jeffrey Carr Martin           1,884                      1,884               0

William Henry Martin,
as Custodian for
Scott Michael Martin          1,884                      1,884               0

Jeffrey Carr Martin           1,884                      1,884               0

Scott Michael Martin          1,884                      1,884               0

William J. Ricci            438,955                    222,539         216,416

Matthew Ricci                 6,124                      6,124               0

Stephen J. Ricci            176,237                     90,664          85,573

Geraldine Ricci               5,090                      5,090               0

Jennifer Ricci                2,070                      2,070               0

Christine Morlock             7,110                      7,110               0

Stephen Morlock               7,110                      7,110               0

Denise Nanian Boghigian,
as custodian for
Brett Adam Boghigian            460                          0             460

Denise Nanian Boghigian,
as custodian for
Todd Harrison Boghigian         460                          0             460


        Each of the Selling Shareholders received the Shares offered hereby directly or indirectly in connection with the merger (the "Merger") of L&P Acquisition Company - 25 with and into Cambridge Tool &
Mfg. Co., Inc., a Massachusetts corporation ("Cambridge") or as a distributee of CRT Development ("CRT"), a Limited Partnership, which received shares in a related transaction whereby the Company acquired real estate from CRT which previously had been leased by CRT to Cambridge, or as a donee from a Selling Shareholder as listed in the Prospectus. As a result of these transactions, Cambridge became a wholly-owned subsidiary of the Company and the Company acquired the real estate from CRT.

        None of the Selling Shareholders or their donees has held any position or office or otherwise had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares of the Common Stock of the Company.




                  The date of this Prospectus Supplement is January 7, 1998.